Hostess Brands, Inc. Announces First Quarter 2017 Financial Results
First Quarter 2017 Net Revenue Increased 15.2% to $184.5 million from Pro Forma First Quarter 2016
Company Reaffirms Full Year 2017 Outlook

KANSAS CITY, Mo., May 9, 2017 - Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (the “Company”), a leading manufacturer and marketer in the United States of sweet baked goods, including Hostess®, Twinkies®, Ding Dongs®, Ho Hos®, Donettes® and a variety of other new and classic treats, today reported financial results for the first quarter ended March 31, 2017.
Hostess® is the second leading brand by market share within the Sweet Baked Goods ("SBG") category. For the 52-week period ended March 25, 2017 the Company's market share was 17% per Nielsen’s U.S. SBG category data. The Company has a #1 leading market position within the two largest SBG Segments: Donut Segment and Snack Cake Segment, and have a #2 leading market position in total Sweet Baked Goods, according to Nielsen U.S. total universe for the 52 weeks ended March 25, 2017. The Donut and Snack Cake Segments together account for 49% of the Sweet Baked Goods category's total dollar sales.
The Company's results include those of Superior Cake Products, Inc. ("Superior"), which was acquired by the Company on May 10, 2016. Through Superior, the Company competes in the in-store bakery section of retailers.
On November 4, 2016, the Company completed the acquisition of a controlling interest in Hostess Holdings, L.P. ("Hostess Holdings") and changed its name from Gores Holdings, Inc. to Hostess Brands, Inc. (the "Business Combination"). As a result, the Company's consolidated financial results are presented: (i) as of March 31, 2017 and December 31, 2016 (Successor); (ii) for the three months ended March 31, 2017 (Successor); and (iii) for the three months ended March 31, 2016 (Predecessor).
The Company has also presented supplemental unaudited pro forma financial information for the three months ended March 31, 2016, giving effect to the Business Combination as if it had occurred on January 1, 2016. All references in this press release to results for the quarter ended March 31, 2016, refer to such unaudited pro forma results. The Company believes this pro forma information provides helpful supplemental information with respect to the performance of the Hostess business during this period.
The Company also has supplemented its discussion with a presentation of adjusted EBITDA, a non-GAAP financial measure. Please refer to the schedules in this press release for explanations and reconciliations of this and other non-GAAP financial measures.
First Quarter 2017 Financial Highlights

•	Net revenue for the first quarter 2017 increased 15.2%, or $24.3 million from pro forma first quarter of 2016 (net revenue increased 9.1%, excluding revenue from the Company's In-Store Bakery segment)

•	Net income for the first quarter 2017 was $24.2 million, an increase of $11.9 million, compared to $12.3 million for the pro forma first quarter of 2016

•	EPS on a fully diluted basis was $0.15 per share

•	Adjusted EBITDA increased 13.3%, or $6.4 million, to $54.5 million for the first quarter of 2017 from $48.1 million for the pro forma first quarter of 2016

“We are pleased with our strong start to the year and continued ability to gain market share,” commented Bill Toler, President and Chief Executive Officer of the Company. “Our 2017 new product initiatives and our holiday and seasonal programs provided solid growth in the first quarter and we are optimistic about their potential for the year."

First Quarter 2017 Financial Results

Net revenue was $184.5 million for the first quarter of 2017, an increase of $24.3 million, or 15.2%, compared to pro forma net revenue of $160.2 million for the first quarter of 2016. The increase was primarily due to $9.7 million of revenue from In-Store Bakery; the initial launch of the Company's 2017 new product initiatives, including Chocolate Cake Twinkies®, Golden Cupcakes, and White Fudge Ding Dongs®, among others; continued growth from the Company's 2016 new product initiatives; and increased distribution.
Gross profit was $79.3 million for the first quarter of 2017, an increase of $9.2 million, or 13.2%, compared to pro forma gross profit of $70.1 million for the first quarter of 2016, driven by the increase in revenue.
Gross margin was 43.0% for the first quarter of 2017, compared to 43.7% for the pro forma first quarter of 2016. The decrease in gross margin was primarily due to a shift in product mix to include the Company's In-Store Bakery segment.
Advertising, selling, general and administrative (“SG&A”) expenses were $28.6 million for the first quarter of 2017, or 15.5% of net revenue, compared to $23.6 million, or 14.7% of net revenue, for the pro forma first quarter of 2016. This increase was primarily attributable to increased professional service expenses, the addition of Superior's operations, increased non-cash share based compensation and increased brokerage costs.
The effective tax rate was 29.2% for the first quarter of 2017, giving effect to the non-controlling interest which represents an ownership interest in a partnership for income tax purposes. The pro forma first quarter 2016 effective tax rate was 28.5%. The increase in the effective tax rate is attributed to the acquisition of Superior.
Net income was $24.2 million, or $0.15 per share, for the first quarter of 2017, compared to net income of $12.3 million, or $0.08 per share, for the pro forma first quarter of 2016. The increase in net income was primarily attributed to revenue and gross profit growth. Other factors causing the increase in net income included the $7.3 million impairment loss recognized during the first quarter of 2016 and a decrease in first quarter 2017 interest expense. Net income of $15.8 million was allocated to Class A common stockholders for the first quarter of 2017, while the remaining $8.4 million was allocated to the non-controlling interest.
Adjusted EBITDA was $54.5 million for the first quarter of 2017, an increase of $6.4 million, or 13.3%, compared to adjusted EBITDA of $48.1 million for the pro forma first quarter of 2016. As a percentage of net revenue, adjusted EBITDA was 29.5% for the first quarter of 2017, compared to 30.0% in the same period last year. The decrease is primarily due to a shift in product mix to include the Company's In-Store Bakery segment. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the schedules in this press release for reconciliations of non-GAAP financial measures.
First Quarter 2017 Segment Results
The Company has two reportable segments: Sweet Baked Goods and Other. The Sweet Baked Goods segment consists of sweet baked goods and the Other segment consists of branded bread and buns, in-store bakery products, frozen retail and licensing.
Sweet Baked Goods Segment: Net revenue for the first quarter of 2017 was $168.4 million, an increase of $13.7 million, or 8.9%, compared to pro forma net revenue of $154.7 million for the pro forma first quarter of 2016. Gross profit for the first quarter of 2017 was $74.9 million, or 44.5% of net revenue, compared to gross profit of $68.1 million, or 44.0% of net revenue, for the pro forma first quarter of 2016. Gross margin increases were due to favorable commodity pricing.
Other Segment: Net revenue for the first quarter of 2017 was $16.1 million, an increase of $10.6 million, or 193.4%, compared to net revenue of $5.5 million for the pro forma first quarter of 2016. This increase is primarily due to the impact of the Superior acquisition completed May 10, 2016. Gross profit for the first quarter of 2017 was $4.4 million, or 27.4% of net revenue, compared to gross profit of $1.9 million, or 35.2% of net revenue for the pro forma first quarter of 2016.
Balance Sheet and Cash Flow
As of March 31, 2017, the Company had cash and cash equivalents of $45.7 million and approximately $97.2 million available for borrowing, net of letters of credit, under its revolving line of credit. The Company had outstanding term loan debt of $996.3 million and net debt of $950.6 million as of March 31, 2017, resulting in a total pro forma combined leverage ratio of 4.29x based on pro forma combined adjusted EBITDA of $221.7 million for the twelve months ended March 31, 2017. (See the schedules in the press release for the calculation of the pro forma combined leverage ratio and a reconciliation of pro forma combined adjusted EBITDA to pro forma combined net income of $94.4 million for the twelve months ended March 31, 2017.)

Outlook
The Company expects to continue to grow above the sweet baked goods category in 2017. The Company reaffirms anticipated net revenue of $781 million and adjusted EBITDA of $235 million for the year ended December 31, 2017. (See the schedules in the press release for a reconciliation of anticipated 2017 adjusted EBITDA to anticipated net income of $98 million for 2017)
Based upon the Company's anticipated net income of $98 million for 2017, $33 million is expected to be allocated to the non-controlling interest based on the current ownership percentage in Hostess Holdings. The remaining $65 million allocated to Class A Common stockholders is expected to result in $0.66 basic earnings per share and $0.61 diluted earnings per share for the full year based on expected basic and diluted shares outstanding of approximately 98.7 million and 106.8 million, respectively.
Income tax related payments to be made by the Company relating to 2017 activity include: (i) tax payments between $20 million and $23 million during 2017 to cover the Company's current federal and state income tax liabilities, (ii) between $16 million and $19 million of distributions to the holders of the non-controlling interest to reimburse their income tax liability, and (iii) between $13 million and $15 million of payments to the selling equityholders of Hostess Holdings for 2017 activity under the terms of the tax receivable agreement. The tax receivable agreement payment is expected to be made in 2018.
The Company believes that it is well positioned to grow and enhance shareholder value through the execution of its strategic initiatives. These key strategic initiatives are focused on further core distribution expansion, continued new product initiatives and line extensions, the pursuit of white space opportunities and serving as a platform for future acquisitions.
Conference Call and Webcast
The Company will host a conference call and webcast today, May 9, 2017 at 4:30 pm EDT to discuss the results for the first quarter.
Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through Tuesday, May 23, 2017, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13660965.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
The Company is one of the leading packaged food companies focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods in the United States. The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats including Ding Dongs®, Ho Hos®, Donettes®, SweetShop™ and Fruit Pies, in addition to Twinkies® and CupCakes.
For more information about Hostess products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

Forward-Looking Statements
This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing our future operating performance and statements addressing events and developments that we expect or anticipate will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding our reputation and brand image; protecting our intellectual property rights; leveraging our brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; our continued ability to produce and successfully market products with extended shelf life; our ability to drive revenue growth in our key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices; our dependence on our major customers; our geographic focus could make us particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of our workforce belongs to unions and strikes or work stoppages could cause our business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; our insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of our information technology systems; our ability to achieve expected synergies and benefits and performance from our strategic acquisitions; dependence on key personnel or a highly skilled and diverse workforce; and our ability to finance our indebtedness on terms favorable to us; and other risks as set forth from time to time in our Securities and Exchange Commission filings.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	March 31,	December 31,
ASSETS	2017	2016
	(Successor)	(Successor)
Current assets:
Cash and cash equivalents	$45,675	$26,855
Accounts receivable, net	96,060	89,237
Inventories	32,089	30,444
Prepaids and other current assets	4,846	4,827
Total current assets	178,670	151,363
Property and equipment, net	158,173	153,224
Intangible assets, net	1,941,071	1,946,943
Goodwill	588,460	588,460
Other assets, net	7,784	7,902
Total assets	$2,874,158	$2,847,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and capital lease obligation payable within one year	$11,496	$11,496
Accounts payable	39,299	34,083
Customer trade allowances	36,413	36,691
Accrued expenses and other current liabilities	15,594	21,656
Total current liabilities	102,802	103,926
Long-term debt and capital lease obligation	990,589	993,374
Tax receivable agreement	165,384	165,384
Deferred tax liability	359,252	353,797
Total liabilities	1,618,027	1,616,481
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 98,685,917 and 98,250,917 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	10	10
Class B common stock, $0.0001 par value, 50,000,000 shares authorized 31,704,988 issued and outstanding	3	3
Additional paid in capital	913,345	912,824
Retained earnings (accumulated deficit)	214	(15,618)
Stockholders’ equity	913,572	897,219
Non-controlling interest	342,559	334,192
Total liabilities and stockholders’ equity	$2,874,158	$2,847,892

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, dollars in thousands, except shares and per share data)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
	(Successor)	(Predecessor)
Net revenue	$184,538	$160,217
Cost of goods sold	105,243	89,892
Gross profit	79,295	70,325

Operating costs and expenses:
Advertising and marketing	7,322	7,199
Selling expense	8,112	6,795
General and administrative	13,183	9,638
Amortization of customer relationships	5,872	156
Impairment of property and equipment	—	7,267
Loss on sale/abandonment of property and equipment and bakery shutdown costs	—	180
Business combination transaction costs	—	215
Related party expenses	83	1,235
Total operating costs and expenses	34,572	32,685
Operating income	44,723	37,640
Other expense:
Interest expense, net	9,830	17,849
Other expense	714	1,254
Total other expense	10,544	19,103
Income before income taxes	34,179	18,537
Income tax expense	9,980	—
Net income	24,199	18,537
Less: Net income attributable to the non-controlling interest	8,367	928
Net income attributable to Class A shareholders/partners	$15,832	$17,609

Earnings per Class A share:
Basic	$0.16
Diluted	$0.15
Weighted-average shares outstanding:
Basic	98,250,917
Diluted	104,773,887

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, dollars in thousands)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
	(Successor)	(Predecessor)
Operating activities
Net income	$24,199	$18,537
Depreciation and amortization	9,266	2,677
Impairment of property and equipment	—	7,267
Debt discount (premium) amortization	(248)	830
Stock-based compensation	521	150
Deferred taxes	5,455	—
Change in operating assets and liabilities
Accounts receivable	(6,823)	(12,690)
Inventories	(1,645)	(1,347)
Prepaids and other current assets	(19)	(638)
Accounts payable and accrued expenses	(4,152)	4,790
Customer trade allowances	(278)	(492)
Other	(8)	(75)
Net cash provided by operating activities	26,268	19,009

Investing activities
Purchases of property and equipment	(4,519)	(2,809)
Proceeds from sale of assets	54	—
Acquisition and development of software assets	(446)	(424)
Net cash used in investing activities	(4,911)	(3,233)
Financing activities
Repayments of long-term debt and capital lease obligation	(2,537)	(2,312)
Distributions to partners	—	(305)
Distributions to non-controlling interest	—	(10)
Net cash used in financing activities	(2,537)	(2,627)
Net increase in cash and cash equivalents	18,820	13,149
Cash and cash equivalents at beginning of period	26,855	64,467
Cash and cash equivalents at end of period	$45,675	$77,616

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$14,759	$16,959
Taxes paid	—	—
Supplemental disclosure of non-cash investing:
Purchases of property and equipment funded by accounts payable	$3,325	$3,194

SUPPLEMENTAL UNAUDITED PRO FORMA FINANCIAL INFORMATION
The unaudited pro forma statements of operations for the quarter ended March 31, 2016 present our consolidated results of operations giving pro forma effect as if the Business Combination (as defined below) had occurred as of January 1, 2016. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of our Predecessor entity.
On November 4, 2016 (the “Closing Date”), in a transaction referred to as the “Business Combination,” the Company, then known as Gores Holdings, Inc. acquired a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”), an entity owned indirectly by C. Dean Metropoulos and certain equity funds managed by affiliates of Apollo Global Management, LLC (the “Apollo Funds”). Hostess Holdings had acquired the Hostess brand and certain strategic assets out of the bankruptcy liquidation proceedings of its prior owner (“Old Hostess”), free and clear of all past liabilities, in April 2013, and relaunched the Hostess brand later that year.
The Business Combination was accounted for using the acquisition method of accounting. The initial estimated fair values of the acquired assets and assumed liabilities as of the Closing Date, which are based on the consideration paid and estimates and our assumptions, are reflected herein. The total purchase price of approximately $2.4 billion to acquire Hostess Holdings, has been allocated to the assets acquired and assumed liabilities of Hostess Holdings based upon estimated fair values at the date of acquisition. Third party valuation specialists conducted analyses in order to assist our management in determining the fair values of the acquired assets and liabilities assumed. The Company has estimated the fair value of assets acquired and liabilities assumed at the date of acquisition. The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations of Hostess Brands, Inc. that would have occurred had the Business Combination occurred as of January 1, 2016.
The unaudited pro forma financial information contains a variety of adjustments, assumptions and estimates, is subject to numerous other uncertainties and the assumptions and adjustments as described in the accompanying notes hereto and should not be relied upon as being indicative of our results of operations had the Business Combination occurred on January 1, 2016. The unaudited pro forma financial information also does not project our results of operations for any future period or date. The acquisition of Superior Cake Products, Inc. (“Superior”) occurred in May 2016. The unaudited pro forma consolidated financial information for the three months ended March 31, 2016 does not include the results of the Superior acquisition and its related operations. We evaluated the impact of the Superior acquisition on the Company’s financial statements and concluded that the impact was not significant and did not require nor separately warrant the inclusion of pro forma financial results assuming the acquisition of Superior at January 1, 2016 under applicable SEC rules and regulations or under GAAP.
On November 18, 2016, we refinanced our first and second lien term loans (the “Former First and Second Lien Term Loans”) into one new first lien term loan in the aggregate principal amount of $998.8 million and with a maturity date of August 3, 2022 (the “New First Lien Term Loan”). We evaluated the impact of the refinancing of existing debt pursuant to the New First Lien Term Loan, completed on November 18, 2016, and concluded that the impact was not significant and did not require nor separately warrant the inclusion of pro forma financial results assuming the completion of the refinancing on January 1, 2016.
The pro forma adjustments give effect to the items identified in the pro forma table below in connection with the Business Combination.

Unaudited Pro Forma Statement of Operations

	(Successor)*	Historical (i) (Predecessor)			Pro Forma
(In thousands, except per share data)	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016	Pro Forma Adjustments		Three Months Ended March 31, 2016
Net revenue	$184,538	160,217	—		160,217
Cost of goods sold	105,243	89,892	258	ii	90,150
Gross profit	$79,295	$70,325	$(258)		$70,067
Operating costs and expenses:
Advertising and marketing	7,322	7,199	—		7,199
Selling expenses	8,112	6,795	—		6,795
General and administrative	13,183	9,638	(56)	ii	9,582
Amortization of customer relationships	5,872	156	6,033	iii	6,189
Impairment of property and equipment	—	7,267	—		7,267
Loss on sale/abandonment of property and equipment and bakery shutdown costs	—	180	—		180
Business combination transaction costs	—	215	(215)	iv	—
Related party expenses	83	1,235	—		1,235
Total operating costs and expenses	$34,572	$32,685	$5,762		$38,447
Operating income	44,723	37,640	(6,020)		31,620
Other expense:
Interest expense, net	9,830	17,849	(4,624)	v	13,225
Other expense	714	1,254	—		1,254
Total other expense	10,544	19,103	(4,624)		14,479
Pretax net income	34,179	18,537	(1,396)		17,141
Income tax expense	9,980	—	4,883	vi	4,883
Net income	24,199	18,537	(6,279)		12,258
Less: Net income attributable to the non-controlling interest	8,367	928	3,369	vii	4,297
Net income attributable to Class A shareholders/partners	$15,832	$17,609	$(9,648)		$7,961

Earnings per Class A share:
Basic	$0.16				$0.08
Diluted	$0.15				$0.08

Weighted-average shares outstanding:
Basic	98,250,917		97,589,217	viii	97,589,217
Diluted	104,773,887		97,589,217	viii	97,589,217

*Included for comparison purposes

i.	Represents Hostess Holdings historical results of operations.

ii.	Represents the adjustment to depreciation expense associated with the allocation of purchase price to property and equipment.

iii.	Represents additional amortization expense associated with the fair value recognized for customer relationships in connection with the Business Combination.

iv.	This adjustment consists primarily of legal and professional fees and other costs associated with the Business Combination.

v.	Represents the reduction in interest expense due to the repayment of Hostess Holdings debt pursuant to the terms of the Business Combination.

vi.	Represents the effective income tax rate of 28.5%, giving effect to the non-controlling interest, a partnership for income tax purposes.

vii.
Represents the elimination of historical income attributable to the non-controlling interest and attributes a portion of the pro forma income to the non-controlling interest created in the Business Combination. Income is allocated to the non-controlling interest based on its pro rata share of the total equity of Hostess Holdings.

viii.
Represents the basic and diluted weighted average number of Class A shares that would have been outstanding had the Business Combination occurred on January 1, 2016. The outstanding warrants were determined not to be dilutive.

Results of Operations by Segment—For the Unaudited Quarter Ended March 31, 2017 and Pro Forma Quarter Ended March 31, 2016

	(Successor)	(Predecessor)			Pro Forma (Unaudited)
(In thousands)	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016	Pro Forma Adjustments		Three Months Ended March 31, 2016
Net revenue	$184,538	$160,217	$—		$160,217
Cost of goods sold	105,243	89,892	258	i.	90,150
Gross profit	79,295	70,325	(258)		70,067

Segment
Net Revenue
Sweet baked goods	168,432	154,727	$—		154,727
Other	16,106	5,490	—		5,490
	184,538	160,217	$—		160,217
Gross Profit
Sweet baked goods	74,876	68,393	(258)	i.	68,135
Other	4,419	1,932	—		1,932
	$79,295	$70,325	$(258)		$70,067

i.	Represents the adjustment to depreciation expense associated with the allocation of purchase price to property and equipment.

Reconciliation of Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The Company has included adjusted EBITDA because it believes it provides management and investors with additional information to measure the Company's performance and liquidity, estimate the Company's value and evaluate the Company's ability to service debt.
We define adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) income taxes and (iv) as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:

•	does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, the Company's working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on the Company's debt;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect payments related to income taxes, the tax receivable agreement or distributions to the non-controlling interest to reimburse its tax liability.
The Company's presentation of adjusted EBITDA does not exclude the normal annual cash payments associated with its employment agreement with Mr. Metropoulos as the Chief Executive Officer and/or Executive Chairman. These amounts were $0.1 million for the three months ended March 31, 2017 and $1.2 million for the three months ended March 31, 2016. Following completion of the Business Combination, these expenses will be approximately $0.1 million quarterly.

Reconciliation of Adjusted EBITDA—For the Unaudited Three Months Ended March 31, 2017 compared to Pro Forma Three Months Ended March 31, 2016.

Reconciliation of Adjusted EBITDA (Unaudited)
		(Successor)
(In thousands)		Three Months Ended March 31, 2017	Pro Forma Three Months Ended March 31, 2016

Net income		$24,199	$12,258
Plus non-GAAP adjustments:
Income tax provision		9,980	4,883
Interest expense, net		9,830	13,225
Depreciation and amortization		9,266	9,065
Share-based compensation	i.	521	—
Other expense	ii.	714	1,254
Impairment of property and equipment	iii.	—	7,267
Loss on sale/abandonment of property and equipment and bakery shutdown costs	iv.	—	180
Adjusted EBITDA		$54,510	$48,132

i.	For the three months ended March 31, 2017, we recorded expense of $0.5 million related to units awarded under the 2016 Hostess Brands, Inc. Equity Incentive Plan.

ii.
For the three months ended March 31, 2017, we recorded expense of $0.7 million which primarily consisted of legal and professional fees related to a secondary offering of common stock which closed in April 2017. For the three months ended March 31, 2016, other expense of $1.3 million consisted of transaction costs attributable to the pursuit of a potential acquisition that has since been abandoned.

iii.
For the pro forma three months ended March 31, 2016, we closed multiple production lines at the Indianapolis, Indiana bakery and transitioned production to other facilities resulting in a loss of $7.3 million.

iv.
For the three months ended March 31, 2016, we incurred a loss on a sale/abandonment of property and bakery shutdown costs of $0.2 million, primarily due to utilities, insurance, taxes and maintenance expenses related to the Schiller Park, Illinois bakery.

Reconciliation of Adjusted EBITDA-Guidance for the year ended December 31, 2017
Reconciliation of our 2017 adjusted EBITDA guidance to net income presents inherent difficulty in forecasting certain amounts that are necessary for a full reconciliation to net income. Our outlook for 2017 adjusted EBITDA is based on the same methodology used to present adjusted EBITDA for completed historical and pro forma periods. However, the amounts, if any, of the non-recurring items that are excluded from adjusted EBITDA are highly uncertain and incapable of estimation, and have not been included in the table above. Such non-recurring items may include  non-cash expenses for earn out liabilities under the terms of the Business Combination, non-cash expense relating to the tax receivable agreement and/or other items. As such items are excluded from adjusted EBITDA, the occurrence and magnitude thereof, while impacting net income and the reconciliation of adjusted EBITDA to net income, would have no impact on adjusted EBITDA for 2017. In addition, the below reconciliation assumes that the overall capital structure of the Company and effective income tax rates are consistent with the structure at March 31, 2017. Changes to these assumptions could significantly impact our net income for 2017 and accordingly, the reconciliation of adjusted EBITDA to net income, but not adjusted EBITDA itself. For additional information regarding our adjusted EBITDA, refer to the related explanations presented above under “Reconciliation of Adjusted EBITDA”.

Unaudited 2017 Guidance Adjusted EBITDA Reconciliation
		Estimated Year Ended December 31, 2017
Amounts in millions, except shares and per share data
Net income attributed to common shareholders		$65
Net income attributed to the non-controlling interest	i.	33
Net income		98

Plus non-GAAP adjustments:
Income tax provision	ii.	40
Interest expense, net		44
Depreciation and amortization		37
Share based compensation	iii.	14
Other expenses	iv.	2
Adjusted EBITDA		$235

Earnings per Class A share:
Basic		$0.66
Diluted		$0.61
Weighted-average shares outstanding:
Basic	v.	98,671,739
Diluted	vi.	106,771,739

i.
The net income of Hostess Holdings is allocated to owners pro rata based on ownership percentage. As of March 31, 2017, the Company owned approximately 98.3 million of Hostess Holdings $130.0 million total partnership units. The remaining approximately 31.7 million partnership units are owned by a non-controlling interest.

ii.
Represents the corporate income tax expense generated from the Company's interest in Hostess Holdings. The non-controlling interest represents an ownership interest in Hostess Holdings, which is a partnership for tax purposes. We expect that the Company will make tax payments between $20 million and $23 million during 2017 to cover its income tax liability, while Hostess Holdings will make distributions between $16 million and $19 million to the non-controlling interest to reimburse its income tax liability. Additionally, we expect that the payment due to the selling equityholders of Hostess Holdings for 2017 activity under the terms of the tax receivable agreement will be between $13 million and $15 million. This payment is expected to be made in 2018. Neither the non-controlling interest tax distributions nor the tax receivable agreement payment are included in the income tax provision.

iii.	Represents amounts associated with the March 2017 issuance of stock options, restricted stock units, or performance share units and restricted stock to employees of the Company.

iv.	Other expenses primarily consists of professional fees incurred for the secondary offering of common stock which closed on April 19, 2017. Proceeds from the offering were not received by the Company.

v.
Weighted-average basic common shares outstanding for 2017 includes 98,250,917 Class A common shares outstanding as of March 31, 2017 and the annualized impact of the conversion of 600,000 Class B common shares to Class A common shares on April 19, 2017.

vi.
Reflects the dilutive impact of 7.9 million Class A common shares due to outstanding warrants (based on a range of 7.2 million to 8.5 million) and 0.2 million Class A common shares due to outstanding unvested equity awards to employees (based on a range of 0.1 million to 0.3 million).

Reconciliation of Pro Forma Combined Adjusted EBITDA
For the Trailing Twelve Months Ended March 31, 2017
(Unaudited)

(In thousands)	Pro Forma (i) Combined Year Ended December 31, 2016	Less: Pro Forma Quarter Ended March 31, 2016	Plus: Quarter Ended March 31, 2017		Pro Forma Combined Trailing Twelve Months Ended March 31, 2017
Net income	$82,442	$(12,258)	$24,199		$94,383
Plus non-GAAP adjustments:				ii.
Income tax provision	32,862	(4,883)	9,980		37,959
Interest expense, net	51,441	(13,225)	9,830		48,046
Depreciation and amortization	36,520	(9,065)	9,266		36,721
Gain on debt extinguishment	(763)	—	—	iii.	(763)
Share-based compensation	—	—	521	iv.	521
Other expense	2,375	(1,254)	714	v.	1,835
Impairment of property and equipment	7,300	(7,267)	—	vi.	33
Loss on sale/abandonment of property and equipment and bakery shutdown costs	2,551	(180)	—	vii.	2,371
Business combination transaction costs	575	—	—	viii.	575
Adjusted EBITDA	$215,303	$(48,132)	$54,510		$221,681

i.	Pro forma combined net income as reported on the Company's 2016 annual report on Form 10-K filing.

ii.	Non-GAAP adjustments include a combination of historical adjustments from the three months ended March 31, 2017 as well as pro forma combined adjustments for the nine months ended December 31, 2016.

iii.
As part of the refinancing of the First Lien Term Loan, the Company recognized a gain on extinguishment of debt of $0.8 million, which consisted of penalties of $3.0 million, the write-off of deferred financing costs of $0.2 million net of debt premium write-offs of approximately $4.0 million.

iv.	The Company recognized $0.5 million of expense related to awards granted under the 2016 Hostess Brands, Inc. Equity Incentive Plan.

v.
Other expenses consisted of legal and professional fees for securities filings related to the Business Combination and related to the secondary offering of common stock which closed on April 19, 2017. Other expenses also include transaction costs related to the pursuit of a potential acquisition which was abandoned.

vi.	The Company closed multiple production lines at the Indianapolis, Indiana bakery and transitioned production to other facilities resulting in a loss.

vii.
The Company incurred a loss on a sale/abandonment of property and bakery shutdown costs primarily due to utilities, insurance, taxes and maintenance expenses related to the Schiller Park, Illinois bakery.

viii.	Business combination transaction costs consisted primarily of professional and legal fees related to the acquisition of Superior.

Pro Forma Combined Leverage Ratio
(Unaudited)

(In thousands)	Twelve Months Ended March 31, 2017
Long-term debt and capital lease obligations, including current maturities	$1,002,085
Less: capital lease obligation	(686)
Less: Unamortized debt premium and issuance costs	(5,146)
Term loan debt	996,253
Less: cash and cash equivalents	(45,675)
Net term loan debt	$950,578
Pro forma combined adjusted EBITDA	$221,681

Pro forma combined leverage ratio	4.29